EXHIBIT 10.2
                                                                    ------------


                             Buffets Holdings, Inc.
                                 1460 Buffet Way
                                 Eagan, MN 55121


_____________ ____, 20__

[Insert Name]
[Insert Address]
[Insert Address]

Re:      Form of Cash and Phantom Incentive Unit Award Agreement

Dear [Insert Name]:

         I am pleased to report that, effective on December 13, 2005 (the "Effective Date"), the Board of Directors of Buffets Holdings, Inc. (the "Company") has awarded to you a tandem Cash Award and Phantom Incentive Unit Award, on the terms described herein (collectively, the "Tandem Award"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Buffets Holdings, Inc. Stockholders' Agreement, dated as of September 29, 2000, by and among the Company, Caxton-Iseman Investments, L.P., a Delaware limited partnership ("Caxton-Iseman"), the other investors executing the agreement and designated as "Other Investors" therein and the individuals executing the agreement and designated as "Management Stockholders" therein (the "Stockholders Agreement").

         CASH AWARD

As mentioned above, the Tandem Award shall consist of (i) a "Cash Award" and
(ii) a "Phantom Incentive Unit Award". Pursuant to the Cash Award, the Company agrees to pay you a lump sum cash payment [in an amount equal to ______________________] [based on the purchase price received by holders of the Company's common stock as presently constituted, $0.01 par value (the "Common Stock") in connection with such Realization Event, calculated pursuant to the provisions set forth in detail in our side letter sent to you on December 13, 2005 (the "Side Letter")]if a "Realization Event" occurs prior to July 31, 2006, and you remain employed by the Company through the date of the Realization Event. This cash payment shall be made promptly following the Realization Event, but in no event later than the date that is the later of (i) the date that is 2 1/2 months after the last day of the fiscal year of the Company during which the Realization Event occurs, and (ii) the date that is 2 1/2 months after the last day of your tax year during which such event occurs. For purposes of this Agreement, a "Realization Event" shall mean any transaction in which Caxton-Iseman has the right to exercise "Drag-Along Rights" pursuant to Section
4.7 of the Stockholders' Agreement. You will be permitted to defer payment of the Cash Award if and to the extent any buyer in such Realization Event maintains a phantom equity plan that will permit such deferral; provided, that the Company shall have no obligation, to require a buyer to maintain such a plan or assume such an arrangement. If you are entitled to the Cash Award pursuant to this paragraph, then your right to the Phantom Incentive Unit Award shall be forfeited.


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

         PHANTOM INCENTIVE UNIT AWARD

         If your right to the Cash Award is not triggered as provided in the preceding paragraph, then you shall retain all of your rights to the Phantom Incentive Unit Award described in this paragraph. The Phantom Incentive Unit Award shall consist of an award to you of ________________ phantom stock units (called "Units" herein), each of which represents a single share of common stock of the Company, par value $0.01 ("Common Stock") The value of these Units to you will generally be related to the value of Common Stock and will be recorded and maintained by the Company in a bookkeeping account on your behalf (the "Account"). Your Account is deemed invested in Common Stock, but no Common Stock will actually be issued to you (which is generally why the Account credits are called "Phantom"), and no cash or other capital will be held in the Account, and you will have no security interest in any asset of the Company related to the Units or otherwise, consistent with the Section of this Agreement entitled "Awards as an Unsecured Promise."

         TAG-ALONG RIGHTS. Upon the occurrence of any event (a "Tag-Along Event") that qualifies for "Tag-Along" treatment under Section 4.5 of the Stockholders Agreement, the Company shall, in its sole and absolute discretion either (i) immediately prior to the Tag-Along Event, distribute to you a number of shares of Common Stock that you would be entitled to sell under Section 4.5 of the Stockholders Agreement, assuming that all of the Units in your Account, whether or not such Unit is vested as described in the Section of this Agreement entitled "Vesting," were shares of Common Stock for all purposes under Section
4.5 of the Stockholders Agreement, or (ii) immediately following the Tag-Along Event, credit your Account with the value you would have received from the shares that would be distributed pursuant to clause (i) had such shares been distributed and sold in the Tag-Along Event, and the Company shall pay such portion of the Account as soon as practicable following the Tag-Along Event, and in any event no later than the date that is the later of (A) the date that is 2 1/2 months after the last day of the fiscal year of the Company during which the Tag-Along Event occurs, and (B) the date that 2 1/2 months after the last day of your tax year during which such event occurs. The Company's actions in respect of this section shall first be applied to Vested Units in your Account.

         DRAG-ALONG RIGHTS. Upon the closure and funding of a Realization Event that occurs on or following July 31, 2006, each Unit in your Account, whether or not such Unit is vested as described in the Section of this Agreement entitled "Vesting," shall be credited with the same value per Unit as the value received in the Realization Event by a holder of Common Stock for one share of Common Stock, and you (or your estate, as applicable) will be paid the value of your Account, subject to the Board's discretion to defer the payment of the value of your Account to appropriately reflect the payment schedule, contingent payment, holdbacks or contingent obligations applicable to holders of Common Stock following the Realization Event, as follows:

         1. following a Realization Event that is a cash transaction, the value of your Account shall be paid to you in cash as soon as practicable following the Realization Event, but in no event later than the date that is the later of (A) the date that is 2 1/2 months after the last day of the fiscal year of the Company during which the Realization Event occurs, and (B) the date that is 2 1/2 months after the last day of your tax year during which the Realization Event occurs;

         2. following a Realization Event that is an equity or other non-cash exchange for Common Stock, (A) the Board shall credit your Account at such time and in such amounts of such medium of payment (including notes, equity securities or a combination of the foregoing) made available to holders of Common Stock pursuant to the Realization Event or, in the Board's sole discretion, in cash and (B) the value of your Account shall be distributed to you as soon as practicable following such credit to the Account; provided that the Board may, in its sole and absolute discretion, elect to continue to defer payment of the Account until not later than such time as the equity or other medium received in exchange for Common


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

             Stock may be converted into cash or is otherwise transferable and, in the event of such deferral, the Board shall determine whether payment shall be made either in cash or in the same medium of payment as holders of Common Stock received in the Realization Event, including notes, equity securities or a combination of the foregoing.

         INITIAL PUBLIC OFFERING. If any payment is required to be paid to you in respect of your Account at or following the closing of an initial underwritten public offering of shares of Common Stock of the Company pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (an "IPO"), the Company may pay the value of the Account in shares of Common Stock or in cash (determined by using the market price of the Common Stock on the date immediately prior to the payment) or a combination of the foregoing (the "Post-IPO Payout"). Subject to the Company's right after the IPO to pay the value of your Account at such earlier time as it shall determine, on the fifth anniversary of the IPO (the "IPO Payment Date") your Account will be paid to you, and you will receive the Post-IPO Payout.

         VESTING. The Units shall be subject to annual vesting over five years, such that 20% of the Phantom Incentive Unit Award shall vest on the first anniversary of the Effective Date and on each of the next four anniversaries thereafter, unless you cease to be employed by the Company, in which event, vesting shall freeze as of the date of termination. There shall be no pro-rata vesting for partial year periods. Vested Units shall be referred to herein as "Vested Units" and unvested Units shall be referred to herein as "Unvested Units." Upon your termination of employment for any reason, all Unvested Units shall be forfeited.

         PAYMENT FOR VESTED UNITS UPON TERMINATION OF EMPLOYMENT. If, at any time after July 31, 2006, and prior to a Realization Event or an IPO, your employment with the Company is terminated for any reason other than due to your death or Disability (defined below), then (i) all Units in your Account that are Unvested Units as of the date of such termination shall be cancelled as of the date of such termination without consideration therefor, and (ii) with respect to each Unit in your Account that is a Vested Unit as of the date of your termination of employment, the Company shall have the right, at its election and in its sole discretion, to repurchase from you all or a portion of such Vested Units at a price per Vested Unit (the "Per Vested Unit Price") in an amount equal to (a) the quotient obtained by dividing (I) the amount by which (A) the sum of (x) the product of 4.5 times Consolidated EBITDA of the Company during the Measurement Period plus (y) the proceeds payable to the Company upon the exercise of options or warrants to acquire Common Stock that are included in determining the number of shares of Fully Diluted Common Stock (B) exceeds the Consolidated Indebtedness of the Company as of the date of termination by (II) the number of shares of Fully Diluted Common Stock on the date of termination of employment, minus (b) $0.11. For purposes of calculating the Per Vested Unit Price (i) any convertible preferred stock or convertible indebtedness shall be included as Consolidated Indebtedness and not included in the calculation of Fully Diluted Common Stock to the extent the conversion right is not "in the money" and shall be included in the calculation of Fully Diluted Common Stock and not included as Consolidated Indebtedness to the extent the conversion feature is "in the money", and (ii) all defined terms shall be interpreted and applied consistent with the terms of Section 4.8 of the Stockholders Agreement. The Company shall pay you the amount described in this paragraph no later than the date that is the later of (A) the date that is 2 1/2 months after the last day of the fiscal year of the Company during which your employment is terminated and (B) the date that is 2 1/2 months after the last day of your tax year during which your employment is terminated.

         If a definitive agreement respecting a sale of the Company is executed within six months following the exercise by the Company of the right described in the preceding paragraph, which agreement is at any time consummated, and the per-share purchase price (or in the case of a sale of all or substantially all of the assets of the Company, the amount available for distribution to


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

Caxton-Iseman and its affiliates, the Other Investors, the Management Stockholders and any other parties to the Stockholders Agreement on a per share basis) is higher than that determined for the Vested Units in accordance with the preceding provisions of this section, you shall receive (at such times as payments in connection with such sale are made to stockholders of the Company) an additional payment from the Company equal to the difference between such higher price and the Per Vested Unit Price paid when the Company exercised its right under the preceding paragraph.

         PAYMENT UPON DEATH OR DISABILITY. If at any time following July 31, 2006 your employment shall terminate due to death or "Disability" then the Company shall purchase from you, or your estate, as applicable, on the first anniversary of the date of your termination of employment, all, but not less than all, of the Units in your Account that are Vested Units as of the date of your termination of employment (the "Death or Disability Payment Right"), at the Per Vested Unit Price described in the preceding Section of this Agreement; provided, however, that the Company may defer the amount, if any, that it shall be obligated to pay under this section if the amount that it is required to pay
(i) in the aggregate to all Management Stockholders in any given fiscal year in respect of such Management Stockholders' Put Rights under Section 4.9 of the Stockholders Agreement exceeds $8,000,000 or (ii) individually to any Management Stockholder in respect of any given fiscal year in respect of such Management Stockholder's Put Right under Section 4.9 of the Stockholders Agreement exceeds $4,000,000. As used in this Agreement, "Disability" shall mean any event of disability under the disability insurance plan of the Company or its Subsidiaries in which you participate, or if there shall be no such disability plan, then your inability to perform your duties as an employee of the Company or its Subsidiaries for any period of at least 90 days during any consecutive 12-month period.

         TRANSFER RESTRICTIONS. None of the Tandem Award, the Cash Award, the Phantom Incentive Unit Award, any Units or the Account may be, directly or indirectly, voluntarily or involuntarily, offered, sold, exchanged, pledged, attached, hypothecated, encumbered, transferred, assigned, alienated or otherwise disposed of other than by will or by the laws of descent and distribution, and such purported offer, sale, exchange, pledge, attachment, hypothecation, encumbrance, transfer, assignment, alienation or other disposition shall be void and unenforceable against the Company.

         SETTLEMENT. The Phantom Incentive Unit Award may be settled in cash, shares of Common Stock or a combination of the foregoing, in the sole discretion of the Board. To the extent the Phantom Incentive Unit Award is settled in shares of Common Stock, you shall be required to enter into the Stockholders' Agreement prior to and as a condition to the receipt of such shares. Following the payment of all or a portion of the Account attributable to the Phantom Incentive Unit Award, any such Units shall thereafter be deemed cancelled. The payment of a dividend or distribution with respect to your Phantom Incentive Unit Award shall not be considered a payment of any portion of your Account for purposes of the preceding sentence.

         DEFERRAL OF PAYMENT. Notwithstanding anything to the contrary in this Agreement, the Board may make good faith determinations respecting the time and/or medium of payment and/or impose conditions on payment of the value of your Account in order to reflect the time and medium of payment, or conditions on payment, applicable to holders of Common Stock in connection with a Realization Event, an IPO or otherwise, in order to accomplish the intended purposes of this Agreement. By way of example and without limiting the generality of the foregoing, the Board may impose appropriate restrictions on the payment of the value of your Account if the holders of Common Stock are subject to a clawback or are required to escrow payment for their Common Stock.

         LEGAL REQUIREMENTS. Payment of the value of your Account, the Company's repurchase of the Vested Units and the other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

         DEBT INSTRUMENTS. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to pay the value of any portion of your Account, to repurchase any Vested Units or pay any amounts due under this Agreement if (i) at any time there exists and is continuing a default or an event of default on the part of the Company or under any guarantee or other agreement under which the Company or one of its Subsidiaries has borrowed money or (ii) if such payment would constitute a breach of, or result in a default or an event of default on the part of the Company or any of its Subsidiaries, under any such guarantee or agreement. In the event that payment of any portion of any Account is deferred pursuant to this section of the Agreement, the Company shall pay the value of such portion as soon as possible following the date on which such payment would not result in any such breach or default, with interest at the federal short-term interest rate on the first day of the month you or your estate, as applicable has the right to receive payment of the value of your Account, to be recalculated on the first day of each month thereafter until all such payments due under the Account are made.

         POSTPONEMENT. The Board, in its sole discretion, may postpone the issuance or delivery of any securities under your Account as the Company may consider appropriate and may require you to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of any such securities in compliance with applicable laws, rules and regulations.

         NO VOTING; SHAREHOLDER RIGHTS; DIVIDENDS. The Phantom Incentive Unit Award and the Units granted under this Agreement do not constitute an equity interest in the Company or its Subsidiaries. You shall not share in the voting rights of the Company or its Subsidiaries as a result of the Phantom Incentive Unit Award. To the extent dividends or distributions are declared and paid to holders of Common Stock, you shall receive the amount that would have been distributed to you had the Units credited to your Account been issued and outstanding Common Stock and such dividend or distribution shall be paid at the same time and in the same manner as dividends or distributions are paid to holders of Common Stock.

         DILUTION ADJUSTMENTS. In the event of a merger, consolidation, recapitalization, reclassification, split-up, stock dividend, rights offering, stock split, combination of units or other similar action made, declared or effected with respect to the Common Stock the number and kind of Units shall be adjusted to reflect such event, and the Board shall make such adjustments as it deems appropriate and equitable in the number and kind of Units credit to your Account and in any other matters which relate to the Units or your Account and which are affected by the events referred to above. The Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, your Account in recognition of unusual or nonrecurring events (including, without limitation, the events described in the first sentence of this section of the Agreement) affecting the Company, or the financial statements of the Company or any subsidiary, or of changes in applicable laws, regulations or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.

         GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to settle the Units in Common Stock, cash or otherwise shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of this Agreement to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Common Stock pursuant to the Phantom Incentive Unit Award unless such shares have been properly registered for sale pursuant to the Securities Act of


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

1933, as amended (the "Securities Act"), with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any shares of Common Stock that may be offered or sold under this Agreement until an IPO. Upon an IPO, the Company shall undertake to register shares of Common Stock pursuant to the Securities Act on a Form S-8 with the Securities and Exchange Commission for issuance under this Agreement, such that in the event the Company makes a distribution of your Account in shares of Common Stock at any time following an IPO, there will be a sufficient number of shares registered under this Agreement.

         EXPIRATION. If on the twelfth anniversary of the Effective Date, any Units remain in your Account and are not settled as of such date (by way of example, because a Realization Event, IPO Payment Date or Tag-Along Event has not occurred as of such date and because you are still employed with the Company as of such date), such Units shall be canceled without consideration therefore, and the Phantom Incentive Unit Award shall be null and void.

         Noncompetition and Nondisclosure of Confidential Information

         By signing this Agreement, you agree and acknowledge that, for the benefit of the Company and any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company (any "Affiliate"), that you have had and will continue to have access to significant confidential and valuable information which can be used unfairly and to the harm of the Company and its Affiliates by present or potential competitors in the buffet segment of the restaurant industry, and:

         DURING EMPLOYMENT. You agree that, during the period of your continued employment with the Company or its Affiliates, you will not render services to, give advice to, affiliate with (as employer, partner, consultant or otherwise) or invest or acquire any interest in, in whole or in significant part, any other person or organization, which is engaged in or about to become engaged in franchising, developing, owning or operating a restaurant or other food service establishment that utilizes, in whole or in significant part, a buffet (other than where incidental to primary tableside service), smorgasbord or cafeteria service format (a "Conflicting Organization"). You shall not, however, be prohibited from investing in securities of any company that is listed on a national securities exchange or traded on NASDAQ, provided that you do not hereafter own, or have the right to acquire, more than 3% of the outstanding voting securities of such a Conflicting Organization.

         POST EMPLOYMENT. You further agree that, until the expiration of a period of two years after the cessation or termination of your employment with the Company or any controlled Affiliate of the Company, whether voluntary or involuntary, with or without cause, you (i) will not render services, give advice to, or affiliate with (as employee, partner, consultant or otherwise) or invest or acquire any interest in, any Conflicting Organization operating within 100 miles of any location where a Company buffet restaurant is then currently operating, or where the Company, an Affiliate or a present or prospective franchise operator has leased or purchased, or is then negotiating to lease a purchase, a site on which it plans to operate a Company buffet restaurant and
(ii) will not, directly or indirectly, hire or solicit any person who has been employed by the Company or any Affiliate within one year prior to the date of such hiring or solicitation or encourage any such person to leave such employment. This Section shall not prevent you from hiring or soliciting any employee or former employee (who is or was not a management or store management employee) of the Company or any Affiliate who responds to an advertisement placed in a newspaper, magazine, periodical or Internet website that is a public solicitation of prospective employees. You shall not, however, be prohibited from investing in securities of any company that is listed on a national securities exchange or traded on NASDAQ, provided that you do not hereafter own, or have the right to acquire, more than 3% of the outstanding voting securities of such Conflicting Organization. Notwithstanding the foregoing, if the business of the Conflicting Organization has separate and distinct divisions, you may, following termination of such employment, render services to or give advice to, or affiliate with, a division that would not itself constitute a Conflicting Organization if, prior thereto, the Company received written assurances satisfactory to the Company from the Conflicting Organization and you that you will not directly or indirectly render services or give advice or information to any division of such Conflicting Organization which would itself constitute a Conflicting Organization.

         CONFIDENTIALITY. During and at all times following your employment, you will keep secret and retain in strictest confidence, and will not use for the benefit of yourself or others, except in connection with the business and affairs of the Company and its Affiliates, all confidential matters relating to the Company or its Affiliates, including, without limitation, "know-how," financial information, trade secrets, recipes and formulas, lease or construction terms, consultant contracts, pricing policies, operational methods, marketing or franchising plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, training materials, designs and design projects and other business affairs relating to the Company or its Affiliates and will not disclose them to anyone outside of the Company and its Affiliates, whether during or after your employment with the Company or its Affiliates, except (i) as required in the course of performing your duties for the Company or its Affiliates, (ii) with the Company's express written consent or (iii) to the extent any such confidential matter (A) is in the public domain or is generally known in the industry through no unlawful or wrongful act of yourself or (B) must be disclosed by you pursuant to law and your disclosure is limited to that reasonably required by law. All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of you, or made available to you concerning the business of the Company or its Affiliates, are and will be the Company's property and will be delivered to the Company promptly upon the termination of your employment with the Company or its Affiliates or at any other time on written request.

         ENFORCEMENT; BLUE PENCIL. You acknowledge and agree that the Company's remedies at law for a breach or threatened breach of any of the provisions of the preceding three paragraphs would be inadequate, and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. If you breach any such provisions, and the Company obtains injunctive relief with respect thereto, the period during which you are required to comply with that particular covenant shall be extended by the same period that you were in breach of such covenant prior to the effective date of such injunctive relief. If any court determines that any of the covenants set forth in the three preceding paragraphs, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.



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         General Provisions

         NO RIGHTS TO AWARDS. You shall not have any claim to be granted any further Tandem Award, Cash Award, Phantom Incentive Unit Award or Units other than as specifically set forth in this Agreement.

         TAX WITHHOLDING. You may be required to pay to the Company, at its request, and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under your Account or otherwise under this Agreement or from any compensation or other amount owing to or in respect of you, the amount (in cash, securities or other property) of any applicable withholding taxes in respect of your Account, its distribution or settlement in cash or in kind, or any payment or transfer under your Account or under this Agreement and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

         SECTION 409A OF THE INTERNAL REVENUE CODE. The parties to this Agreement intend that the incentive arrangements set forth in this Agreement not constitute a plan of nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); owing to the uncertain application of Section 409A, however, the parties to this Agreement generally structured their arrangements with a view to comply to those requirements in case they were applicable. If any payments of money or delivery of shares of Common Stock, other securities or benefits due to you under this Agreement could cause the application of an accelerated or additional tax under
Section 409A of the Code, such payments, delivery of shares of Common Stock, other securities or benefits shall be deferred if deferral will make such payment, delivery of shares or other benefits compliant under Section 409A of the Code, otherwise such payment, delivery of shares of Common Stock, other securities or benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to you, that does not cause such an accelerated or additional tax.

         OTHER COMPENSATION ARRANGEMENTS. Neither the grant of the Tandem Award hereunder, nor the payment of any amounts in respect of the Cash Award, the Phantom Incentive Unit Award, the Units or any Account shall be taken into account in determining your right to receive any additional benefits or compensation under any other employee compensation or benefit plan or arrangement of the Company.

         NO RIGHT TO SERVICE OR EMPLOYMENT. The grant of the Tandem Award hereunder shall not be construed as giving you the right to be retained in the employ or service of the Company or any Subsidiary. Further, the Company or its Subsidiaries may at any time terminate you from any employment or other service relationship or discontinue, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

         AWARDS AS AN UNSECURED PROMISE. The Company shall not be required to and shall not segregate any funds representing the Tandem Award granted hereunder, and nothing in this Agreement shall be construed as providing for such segregation. Nothing in this Agreement, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company or its Subsidiaries, on the one hand, and you on the other hand. You and your estate, as applicable, shall rely solely on the unsecured promise of the Company to make the payments required under the terms of your Account, but shall have the right to enforce such a claim in the same manner as any unsecured general creditor of the Company. You shall not have any preferred claim on, or any beneficial ownership in, any assets of the Company. Any rights created under this Agreement are mere unsecured contractual rights of you against the Company.


                                  Page 8 of 9
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         GOVERNING LAW. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the choice of law principles thereof which would cause the laws of another state to apply.

         You and the Company agree that this Agreement involves at least $100,000, and that this Agreement has been entered into in express reliance on
Section 2708 of Title 6 of the Delaware Code. You and the Company irrevocably and unconditionally agree that service of process may also be made on you or the Company by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to you or the Company at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, that service made pursuant to the above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

         ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to any cash, equity, phantom equity or incentive unit award payable to you and supersedes all other agreements, whether written or oral, relating thereto, including, without limitation, all provisions relating to ________ in the offer letter from the Company to you dated ________ __, 2005. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. ]

         HEADINGS. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

Sincerely,

BUFFETS HOLDINGS, INC.

_____________________________
By:
Its:

                                         Acknowledged and Agreed:


                                         ______________________________
                                         (Employee Name)





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